Exhibit 99.1

Dice Holdings, Inc. Acquires Rigzone

Combination Creates the Leading Global Player in Online Energy Recruiting

NEW YORK, NY, August 12, 2010– Building on its position in energy industry recruiting, Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today announced it has completed the purchase of Rigzone, a U.S. market leader in the oil and gas industry delivering content, data, advertising and career services.

“The acquisition of Rigzone extends our capabilities and strengthens our position in the highly attractive energy vertical,” said Scot Melland, Chairman, President & CEO of Dice Holdings, Inc. “The Rigzone and WorldwideWorker services complement each other with Rigzone’s traditional strength in North America and WorldwideWorker’s focus on the Middle East and emerging markets. And, both teams share a commitment to quality and a desire to serve the energy industry on a global basis.”

Known as the online gateway to the oil and gas industry, Rigzone is the world’s most-used source for upstream oil and gas news and data, including in-depth information on the exploration, drilling and production markets. Rigzone has built a valuable and largely-passive community with more than 500,000 unique visitors each month and more than 270,000 resumes in their database covering skills ranging from production operators to petroleum engineers.

“The Dice team has the strongest vision for the future direction of online recruiting, while recognizing the value of our unique and valuable content,” said David Kent, President of Rigzone. “We are truly excited about working with our colleagues from Des Moines to Dubai connecting top talent with organizations that are tackling the energy challenge.”

The purchase price consists of initial consideration of $39 million in cash. Additional consideration to a maximum of $16 million in cash is payable upon the achievement of certain operating and financial goals through June 30, 2011.

The Jordan, Edmiston Group, Inc. (www.jegi.com) of New York, NY, an independent investment bank for media, information, marketing services, and related technologies, acted as Rigzone's exclusive financial advisor.

Webcast

Mr. Michael Durney, SVP, Finance & CFO will host a conference call today at 11:00 a.m. Eastern Time to discuss the acquisition.

The conference call can be accessed live over the phone by dialing 866-202-4683 or for international callers by dialing 617-213-8846; the participant passcode is 17237048. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 75096463. The replay will be available until August 19, 2010. The presentation will be webcast live on the investor relations section of the Company's website at www.diceholdingsinc.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 19 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, including without limitation statements under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive developing market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, the failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under our credit facility. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com. You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Investors:	Media:
Dice Holdings, Inc.	Makovsky + Company

Jennifer Bewley, 212-448-4181	Kona Luseni, 212-508-9684
ir@dice.com	kluseni@makovsky.com